Exhibit 99.1

CONNECTONE BANCORP, INC. REPORTS

FIRST QUARTER 2025 RESULTS;

DECLARES COMMON AND PREFERRED DIVIDENDS

Englewood Cliffs, N.J., April 24, 2025 (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $18.7 million for the first quarter of 2025 compared with $18.9 million for the fourth quarter of 2024 and $15.7 million for the first quarter of 2024. Diluted earnings per share were $0.49 for the first quarter of 2025 compared with $0.49 for the fourth quarter of 2024 and $0.41 for the first quarter of 2024. Return on average assets was 0.84%, 0.84% and 0.70% for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively. Return on average tangible common equity was 8.25%, 8.27% and 7.15% for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively.

Operating net income available to common stockholders, which excludes non-operating items (primarily merger and branch closure related expenses), was $19.7 million for the first quarter of 2025, $20.2 million for the fourth quarter of 2024 and $15.9 million for the first quarter of 2024. Operating diluted earnings per share were $0.51 for the first quarter of 2025, $0.52 for the fourth quarter of 2024 and $0.41 for the first quarter of 2024. Operating return on average assets was 0.88%, 0.90% and 0.71% for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively. Operating return on average tangible common equity was 8.59%, 8.77% and 7.12% for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively. See supplemental tables for a complete reconciliation of GAAP earnings to operating earnings, and other non-GAAP measures.

Net income available to common stockholders and diluted earnings per share during the first quarter of 2025 were essentially flat when compared to the fourth quarter of 2024, reflecting modest changes in all statement of income categories. The increase of $3.0 million in net income available to common stockholders versus the first quarter of 2024 was primarily due to a $5.5 million increase in net interest income, a $0.5 million decrease in provision for credit losses and a $0.6 million increase in noninterest income, partially offset by a $2.2 million increase in noninterest expenses and a $1.3 million increase in income tax expense.

“We are pleased with ConnectOne’s solid performance to start the year, demonstrating disciplined execution across the organization,” said Frank Sorrentino, Chairman and Chief Executive Officer of ConnectOne. “We look forward to finalizing our planned merger with The First of Long Island Corporation in the second quarter- bringing together two highly compatible relationship focused institutions to create a premier New York Metro community bank, providing attractive opportunities for our combined client base and the markets we serve.”

“Our net interest margin widened meaningfully again as expected -- increasing 7 basis points during the 2025 first quarter -- driven by a strengthened balance sheet and favorable interest rate positioning.  We anticipate this positive momentum to carry through the remainder of the year and into 2026, supporting continued margin expansion.” Mr. Sorrentino commented, “Although the loan portfolio contracted slightly since year-end, our loan pipeline is robust, backed by solid credits at attractive spreads, and continues to reflect steady, diversified growth.”

“Credit quality trends remained stable during the first quarter with nonaccrual loans decreasing to 0.61% of total loans and annualized quarterly charge-offs remaining below 0.18% for the fifth consecutive quarter,” Mr. Sorrentino added. “In addition, our tangible book value per share continues to build ahead of the merger, increasing by more than 3% since announcing the transaction, our loan to deposit ratio declined to 105.6%, and our regulatory CRE concentration ratio improved by 15 percentage points to 420%.”

Mr. Sorrentino concluded, “Although there is an increasing industry-wide focus on the impact of potential tariff policy on borrower health in various loan segments, our direct exposure to import/export-dependent segments is very limited. Our ongoing portfolio reviews have shown very limited disruption to date, and we remain confident in the stability and resilience of our credit portfolio.”

Dividend Declarations

The Company announced that its Board of Directors declared a cash dividend on both its common stock and its outstanding preferred stock. A cash dividend on common stock of $0.18 per share will be paid on June 2, 2025, to common stockholders of record on May 15, 2025. A dividend of $0.328125 per depositary share, representing a 1/40th interest in a share of the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on June 2, 2025 to holders of record on May 15, 2025.

Operating Results

Fully taxable equivalent net interest income for the first quarter of 2025 was $65.8 million, an increase of $1.0 million, or 1.6%, from the fourth quarter of 2024, due to a seven basis-point widening of the net interest margin to 2.93% from 2.86%, and a 1.2% increase in average interest earning assets, partially offset by a lower day-count. The widening of the net interest margin was primarily due to a 21 basis-point decrease in the average costs of deposits, including noninterest-bearing deposits, partially offset by an 11 basis-point decline in the rate earned on interest-earning assets.

Fully taxable equivalent net interest income for the first quarter of 2025 was $65.8 million, an increase of $1.0 million, or 1.6%, from the fourth quarter of 2024, due to a seven basis-point widening of the net interest margin to 2.93% from 2.86%, and a 1.2% increase in average interest earning assets, partially offset by a lower day-count. The widening of the net interest margin was primarily due to a 21 basis-point decrease in the average costs of deposits, including noninterest-bearing deposits, partially offset by an 11 basis-point decline in the rate earned on interest-earning assets.

Fully taxable equivalent net interest income for the first quarter of 2025 increased by $5.5 million, or 9.0%, from the first quarter of 2024. The increase from the first quarter of 2024 resulted primarily from a 29 basis-point widening in the net interest margin to 2.93% from 2.64%. During the first quarter of 2025, average total loans decreased by $123.8 million, or 1.5% when compared to the first quarter of 2024. The widening of the net interest margin for the first quarter of 2025 when compared to the first quarter of 2024 was primarily due to a 42 basis-point decrease in the average cost of total funds, including noninterest-bearing deposits, partially offset by a nine basis-point decrease in the loan portfolio yield.

Noninterest income was $4.5 million in the first quarter of 2025, $3.7 million in the fourth quarter of 2024 and $3.8 million in the first quarter of 2024. The $0.7 million increase in noninterest income for the first quarter of 2025 when compared to the fourth quarter of 2024 was primarily due to a $0.8 million increase in net gains on equity securities, including a $0.4 million gain on the sale of a strategic equity investment, and a $0.3 million decrease in net gains on sale of loans held-for-sale. The $0.6 million increase in noninterest income for the first quarter of 2025 when compared to the first quarter of 2024 was primarily due to a $0.4 million increase in deposit, loan and other income and a $0.4 million gain on the sale of a strategic equity investment, partially offset by a $0.2 million decrease in net gains on sale of loans held-for-sale.

Noninterest expenses were $39.3 million for the first quarter of 2025, $38.5 million for the fourth quarter of 2024 and $37.1 million for the first quarter of 2024. The $0.8 million increase in noninterest expenses for the first quarter of 2025 when compared to the fourth quarter of 2024 was primarily due to a $0.5 million increase in merger expenses, a $0.3 million increase in salaries and employee benefits and a $0.3 million bank owned life insurance (“BOLI”) restructuring charge in the first quarter of 2025, partially offset by a $0.5 million decrease in charges related to a branch closing in the fourth quarter of 2024. The $2.2 million increase in noninterest expenses for the first quarter of 2025 when compared to the first quarter of 2024 was primarily due to a $1.3 million increase in merger expenses, a $0.5 million increase in salaries and employee benefits and the aforementioned $0.3 million BOLI restructuring charge. The increases in merger expenses when compared to the fourth quarter of 2024 and the first quarter of 2024 are due to the planned merger with The First of Long Island Corporation.

Income tax expense was $7.2 million for the first quarter of 2025, $6.1 million for the fourth quarter of 2024 and $5.9 million for the first quarter of 2024. The effective tax rates for the first quarter of 2025, fourth quarter of 2024 and first quarter of 2024 were 26.1%, 23.0% and 25.5%, respectively.  The effective tax rate for the fourth quarter of 2024 reflects year-end adjustments for the effective tax rate for the full-year 2024.  The overall increase in the effective tax rate during the first quarter of 2025 when compared to the fourth quarter of 2024 and the first quarter of 2024 was due to an increase in income before income tax expense and a decrease in tax-free adjustments.

Asset Quality

The provision for credit losses was $3.5 million for the first quarter of 2025, $3.5 million for the fourth quarter of 2024 and $4.0 million for the first quarter of 2024. In each of the quarters presented, the provision for credit losses reflected net portfolio growth, charges related to individually evaluated loans, and changing economic forecasts and conditions.

Nonperforming assets, which includes nonaccrual loans and other real estate owned (the Bank had no other real estate owned during the periods reported), were $49.9 million as of March 31, 2025, $57.3 million as of December 31, 2024 and $47.4 million as of March 31, 2024. Nonperforming assets as a percentage of total assets were 0.51% as of March 31, 2025, 0.58% as of December 31, 2024 and 0.48% as of March 31, 2024. The ratio of nonaccrual loans to loans receivable was 0.61%, 0.69% and 0.57%, as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively. The annualized net loan charge-offs ratio was 0.17% for the first quarter of 2025, 0.16% for the fourth quarter of 2024 and 0.15% for the first quarter of 2024. The allowance for credit losses represented 1.00% of loans receivable as of March 31, 2025, December 31, 2024, and March 31, 2024. The allowance for credit losses as a percentage of nonaccrual loans was 165.3% as of March 31, 2025, 144.3% as of December 31, 2024 and 174.7% as of March 31, 2024. Criticized and classified loans as a percentage of loans receivable was 2.79% as of March 31, 2025, up slightly from 2.68% as of December 31, 2024 and up from 1.30% as of March 31, 2024. Loans delinquent 30 to 89 days were 0.18% of loans receivable as of March 31, 2025, up from 0.04% as of December 31, 2024 and up from 0.04% as of March 31, 2024.  The overall credit quality metrics of the Bank’s loan portfolio are sound, reflecting charge-offs, nonaccruals, delinquencies and classified loans all remaining within historical ranges.

Selected Balance Sheet Items

The Company’s total assets were $9.759 billion as of March 31, 2025, compared to $9.880 billion as of December 31, 2024. Loans receivable were $8.201 billion as of March 31, 2025 and $8.275 billion as of December 31, 2024. Total deposits were $7.767 billion as of March 31, 2025 and $7.820 billion as of December 31, 2024.

The Company’s total stockholders’ equity was $1.253 billion as of March 31, 2025 and $1.242 billion as of December 31, 2024. The increase in total stockholders’ equity was primarily due to an increase in retained earnings of $11.8 million. As of March 31, 2025, the Company’s tangible common equity ratio and tangible book value per share were 9.73% and $24.16, respectively, compared to 9.49% and $23.92, respectively, as of December 31, 2024. Total goodwill and other intangible assets were $212.7 million as of March 31, 2025, and $213.0 million as of December 31, 2024.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

First Quarter 2025 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on April 24, 2025 to review the Company's financial performance and operating results. The conference call dial-in number is 1 (646) 307-1963, access code 5043609. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, April 24, 2025 and ending on Thursday, May 1, 2025 by dialing 1 (609) 800-9909, access code 5043609. An online archive of the webcast will be available following the completion of the conference call at https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, as supplemented by the Company’s subsequent filings with the U.S. Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the health emergencies and natural disasters on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns

Senior Executive Vice President & CFO

201.816.4474: bburns@cnob.com

Media Contact:

Shannan Weeks

MikeWorldWide

732.299.7890: sweeks@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	March 31,	December 31,	March 31,
	2025	2024	2024
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$49,759	$57,816	$45,322
Interest-bearing deposits with banks	242,844	298,672	232,261
Cash and cash equivalents	292,603	356,488	277,583

Investment securities	636,806	612,847	619,397
Equity securities	18,859	20,092	19,457

Loans held-for-sale	202	743	-

Loans receivable	8,201,134	8,274,810	8,297,957
Less: Allowance for credit losses - loans	82,403	82,685	82,869
Net loans receivable	8,118,731	8,192,125	8,215,088

Investment in restricted stock, at cost	37,031	40,449	48,931
Bank premises and equipment, net	27,624	28,447	29,827
Accrued interest receivable	46,740	45,498	49,731
Bank owned life insurance	244,651	243,672	239,308
Right of use operating lease assets	13,755	14,489	11,725
Goodwill	208,372	208,372	208,372
Core deposit intangibles	4,360	4,639	5,553
Other assets	109,521	111,739	128,992
Total assets	$9,759,255	$9,879,600	$9,853,964

LIABILITIES
Deposits:
Noninterest-bearing	$1,319,196	$1,422,044	$1,290,523
Interest-bearing	6,448,034	6,398,070	6,298,131
Total deposits	7,767,230	7,820,114	7,588,654
Borrowings	613,053	688,064	877,568
Subordinated debentures, net	80,071	79,944	79,566
Operating lease liabilities	14,737	15,498	12,843
Other liabilities	31,225	34,276	78,724
Total liabilities	8,506,316	8,637,896	8,637,355

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927	110,927
Common stock	586,946	586,946	586,946
Additional paid-in capital	36,007	36,347	32,866
Retained earnings	643,265	631,446	600,118
Treasury stock	(76,116)	(76,116)	(76,116)
Accumulated other comprehensive loss	(48,090)	(47,846)	(38,132)
Total stockholders' equity	1,252,939	1,241,704	1,216,609
Total liabilities and stockholders' equity	$9,759,255	$9,879,600	$9,853,964

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended
	03/31/25	12/31/24	03/31/24
Interest income
Interest and fees on loans	$115,351	$118,346	$120,088
Interest and dividends on investment securities:
Taxable	4,987	4,804	4,334
Tax-exempt	1,097	1,109	1,154
Dividends	889	959	1,125
Interest on federal funds sold and other short-term investments	2,465	2,815	2,906
Total interest income	124,789	128,033	129,607
Interest expense
Deposits	53,992	58,568	60,407
Borrowings	5,041	4,754	8,900
Total interest expense	59,033	63,322	69,307

Net interest income	65,756	64,711	60,300
Provision for credit losses	3,500	3,500	4,000
Net interest income after provision for credit losses	62,256	61,211	56,300

Noninterest income
Deposit, loan and other income	2,006	1,798	1,592
Income on bank owned life insurance	1,584	1,656	1,664
Net gains on sale of loans held-for-sale	332	597	506
Net gains (losses) on equity securities	529	(307)	86
Total noninterest income	4,451	3,744	3,848

Noninterest expenses
Salaries and employee benefits	22,578	22,244	22,131
Occupancy and equipment	2,680	2,818	3,009
FDIC insurance	1,800	1,800	1,800
Professional and consulting	2,366	2,449	1,928
Marketing and advertising	595	495	677
Information technology and communications	4,604	4,523	4,389
Merger expenses	1,320	863	-
Branch closing expenses	-	477	-
Bank owned life insurance restructuring charge	327	-	-
Amortization of core deposit intangibles	279	296	321
Other expenses	2,756	2,533	2,810
Total noninterest expenses	39,305	38,498	37,065

Income before income tax expense	27,402	26,457	23,083
Income tax expense	7,160	6,086	5,878
Net income	20,242	20,371	17,205
Preferred dividends	1,509	1,509	1,509
Net income available to common stockholders	$18,733	$18,862	$15,696

Earnings per common share:
Basic	$0.49	$0.49	$0.41
Diluted	0.49	0.49	0.41

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2025	2024	2024	2024	2024
	(dollars in thousands)
Selected Financial Data
Total assets	$9,759,255	$9,879,600	$9,639,603	$9,723,731	$9,853,964
Loans receivable:
Commercial	1,483,392	$1,522,308	$1,505,743	$1,491,079	$1,561,063
Commercial real estate	3,356,943	3,384,319	3,261,160	3,274,941	3,333,488
Multifamily	2,490,256	2,506,782	2,482,258	2,499,581	2,507,893
Commercial construction	617,593	616,246	616,087	639,168	646,593
Residential	256,555	249,691	250,249	256,786	254,214
Consumer	1,604	1,136	835	945	850
Gross loans	8,206,343	8,280,482	8,116,332	8,162,500	8,304,101
Net deferred loan fees	(5,209)	(5,672)	(4,356)	(4,597)	(6,144)
Loans receivable	8,201,134	8,274,810	8,111,976	8,157,903	8,297,957
Loans held-for-sale	202	743	-	435	-
Total loans	$8,201,336	$8,275,553	$8,111,976	$8,158,338	$8,297,957

Investment and equity securities	$655,665	$632,939	$667,112	$640,322	$638,854
Goodwill and other intangible assets	212,732	213,011	213,307	213,604	213,925
Deposits:
Noninterest-bearing demand	$1,319,196	$1,422,044	$1,262,568	$1,268,882	$1,290,523
Time deposits	2,550,223	2,557,200	2,614,187	2,593,165	2,623,391
Other interest-bearing deposits	3,897,811	3,840,870	3,647,350	3,713,967	3,674,740
Total deposits	$7,767,230	$7,820,114	$7,524,105	$7,576,014	$7,588,654

Borrowings	$613,053	$688,064	$742,133	$756,144	$877,568
Subordinated debentures (net of debt issuance costs)	80,071	79,944	79,818	79,692	79,566
Total stockholders' equity	1,252,939	1,241,704	1,239,496	1,224,227	1,216,609

Quarterly Average Balances
Total assets	$9,748,605	$9,563,446	$9,742,853	$9,745,853	$9,860,753
Loans receivable:
Commercial	$1,488,962	$1,487,850	$1,485,777	$1,517,446	$1,552,360
Commercial real estate (including multifamily)	5,852,342	5,733,188	5,752,467	5,789,498	5,890,853
Commercial construction	610,859	631,022	628,740	652,227	637,993
Residential	256,430	250,589	252,975	254,284	252,965
Consumer	5,687	5,204	7,887	5,155	5,091
Gross loans	8,214,280	8,107,853	8,127,846	8,218,610	8,339,262
Net deferred loan fees	(5,525)	(4,727)	(4,513)	(5,954)	(6,533)
Loans receivable	8,208,755	8,103,126	8,123,333	8,212,656	8,332,729
Loans held-for-sale	259	498	83	169	99
Total loans	$8,209,014	$8,103,624	$8,123,416	$8,212,825	$8,332,828

Investment and equity securities	$655,191	$653,988	$650,897	$637,551	$633,270
Goodwill and other intangible assets	212,915	213,205	213,502	213,813	214,133
Deposits:
Noninterest-bearing demand	$1,305,722	$1,304,699	$1,259,912	$1,256,251	$1,254,201
Time deposits	2,480,990	2,478,163	2,625,329	2,587,706	2,567,767
Other interest-bearing deposits	3,888,131	3,838,575	3,747,427	3,721,167	3,696,374
Total deposits	$7,674,843	$7,621,437	$7,632,668	$7,565,124	$7,518,342

Borrowings	$686,391	$648,300	$717,586	$787,256	$947,003
Subordinated debentures (net of debt issuance costs)	79,988	79,862	79,735	79,609	79,483
Total stockholders' equity	1,254,373	1,241,738	1,234,724	1,220,621	1,220,818

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2025	2024	2024	2024	2024
	(dollars in thousands, except for per share data)
Net interest income	$65,756	$64,711	$60,887	$61,439	$60,300
Provision for credit losses	3,500	3,500	3,800	2,500	4,000
Net interest income after provision for credit losses	62,256	61,211	57,087	58,939	56,300
Noninterest income
Deposit, loan and other income	2,006	1,798	1,817	1,654	1,592
Income on bank owned life insurance	1,584	1,656	2,145	1,677	1,664
Net gains on sale of loans held-for-sale	332	597	343	1,277	506
Net gains (losses) on equity securities	529	(307)	432	(209)	86
Total noninterest income	4,451	3,744	4,737	4,399	3,848
Noninterest expenses
Salaries and employee benefits	22,578	22,244	22,957	22,721	22,131
Occupancy and equipment	2,680	2,818	2,889	2,899	3,009
FDIC insurance	1,800	1,800	1,800	1,800	1,800
Professional and consulting	2,366	2,449	2,147	1,923	1,928
Marketing and advertising	595	495	635	613	677
Information technology and communications	4,604	4,523	4,464	4,198	4,389
Merger expenses	1,320	863	742	-	-
Branch closing expenses	-	477	-	-	-
Bank owned life insurance restructuring charge	327	-	-	-	-
Amortization of core deposit intangible	279	296	297	321	321
Other expenses	2,756	2,533	2,710	3,119	2,810
Total noninterest expenses	39,305	38,498	38,641	37,594	37,065

Income before income tax expense	27,402	26,457	23,183	25,744	23,083
Income tax expense	7,160	6,086	6,022	6,688	5,878
Net income	20,242	20,371	17,161	19,056	17,205
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Net income available to common stockholders	$18,733	$18,862	$15,652	$17,547	$15,696

Weighted average diluted common shares outstanding	38,511,237	38,519,581	38,525,484	38,448,594	38,511,747
Diluted EPS	$0.49	$0.49	$0.41	$0.46	$0.41

Reconciliation of GAAP Net Income to Operating Net Income:
Net income	$20,242	$20,371	$17,161	$19,056	$17,205
Merger expenses	1,320	863	742	-	-
Branch closing expenses	-	477	-	-	-
Bank owned life insurance restructuring charge	327	-	-	-	-
Amortization of core deposit intangibles	279	296	297	321	321
Net (gains) losses on equity securities	(529)	307	(432)	209	(86)
Tax impact of adjustments	(420)	(585)	(171)	(149)	(66)
Operating net income	$21,219	$21,729	$17,597	$19,437	$17,374
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Operating net income available to common stockholders	$19,710	$20,220	$16,088	$17,928	$15,865

Operating diluted EPS (non-GAAP) (1)	$0.51	$0.52	$0.42	$0.47	$0.41

Return on Assets Measures
Average assets	$9,748,605	$9,653,446	$9,742,853	$9,745,853	$9,860,753
Return on avg. assets	0.84%	0.84%	0.70%	0.79%	0.70%
Operating return on avg. assets (non-GAAP) (2)	0.88	0.90	0.72	0.80	0.71

(1)	Operating net income available to common stockholders divided by weighted average diluted shares outstanding.
(2)	Operating net income divided by average assets.

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2025	2024	2024	2024	2024
	(dollars in thousands)
Return on Equity Measures
Average stockholders' equity	$1,254,373	$1,241,738	$1,234,724	$1,220,621	$1,220,818
Less: average preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Average common equity	$1,143,446	$1,130,811	$1,123,797	$1,109,694	$1,109,891
Less: average intangible assets	(212,915)	(213,205)	(213,502)	(213,813)	(214,133)
Average tangible common equity	$930,531	$917,606	$910,295	$895,881	$895,758
Return on avg. common equity (GAAP)	6.64%	6.64%	5.54%	6.36%	5.69%
Operating return on avg. common equity (non-GAAP) (3)	6.99	7.11	5.70	6.50	5.75
Return on avg. tangible common equity (non-GAAP) (4)	8.25	8.27	6.93	7.98	7.15
Operating return on avg. tangible common equity (non-GAAP) (5)	8.59	8.77	7.03	8.05	7.12

Efficiency Measures
Total noninterest expenses	$39,305	$38,498	$38,641	$37,594	$37,065
Merger expenses	(1,320)	(863)	(742)	-	-
Branch closing expenses	-	(477)	-	-	-
Bank owned life insurance restructuring charge	(327)	-	-	-	-
Amortization of core deposit intangibles	(279)	(296)	(297)	(321)	(321)
Operating noninterest expense	$37,379	$36,862	$37,602	$37,273	$36,744

Net interest income (tax equivalent basis)	$66,580	$65,593	$61,710	$62,255	$61,111
Noninterest income	4,451	3,744	4,737	4,399	3,848
Net (gains) losses on equity securities	(529)	307	(432)	209	(86)
Operating revenue	$70,502	$69,644	$66,015	$66,863	$64,873

Operating efficiency ratio (non-GAAP) (6)	53.0%	52.9%	57.0%	55.7%	56.6%

Net Interest Margin
Average interest-earning assets	$9,224,712	$9,117,201	$9,206,038	$9,210,050	$9,323,291
Net interest income (tax equivalent basis)	66,580	65,593	61,710	62,255	61,111
Net interest margin (GAAP)	2.93%	2.86%	2.67%	2.72%	2.64%

(3)	Operating net income available to common stockholders divided by average common equity.
(4)	Net income available to common stockholders, excluding amortization of intangible assets, divided by average tangible common equity.
(5)	Operating net income available to common stockholders, divided by average tangible common equity.
(6)	Operating noninterest expense divided by operating revenue.

	As of
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2025	2024	2024	2024	2024
	(dollars in thousands, except for per share data)
Capital Ratios and Book Value per Share
Stockholders equity	$1,252,939	$1,241,704	$1,239,496	$1,224,227	$1,216,609
Less: preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Common equity	$1,142,012	$1,130,777	$1,128,569	$1,113,300	$1,105,682
Less: intangible assets	(212,732)	(213,011)	(213,307)	(213,604)	(213,925)
Tangible common equity	$929,280	$917,766	$915,262	$899,696	$891,757

Total assets	$9,759,255	$9,879,600	$9,639,603	$9,723,731	$9,853,964
Less: intangible assets	(212,732)	(213,011)	(213,307)	(213,604)	(213,925)
Tangible assets	$9,546,523	$9,666,589	$9,426,296	$9,510,127	$9,640,039

Common shares outstanding	38,469,975	38,370,317	38,368,217	38,365,069	38,333,053

Common equity ratio (GAAP)	11.70%	11.45%	11.71%	11.45%	11.22%
Tangible common equity ratio (non-GAAP) (7)	9.73	9.49	9.71	9.46	9.25

Regulatory capital ratios (Bancorp):
Leverage ratio	11.33%	11.33%	11.10%	10.97%	10.73%
Common equity Tier 1 risk-based ratio	11.14	10.97	11.07	10.90	10.70
Risk-based Tier 1 capital ratio	12.46	12.29	12.42	12.25	12.03
Risk-based total capital ratio	14.29	14.11	14.29	14.10	13.88

Regulatory capital ratios (Bank):
Leverage ratio	11.67%	11.66%	11.43%	11.29%	11.10%
Common equity Tier 1 risk-based ratio	12.82	12.63	12.79	12.60	12.43
Risk-based Tier 1 capital ratio	12.82	12.63	12.79	12.60	12.43
Risk-based total capital ratio	13.79	13.60	13.77	13.58	13.41

Book value per share (GAAP)	$29.69	$29.47	$29.41	$29.02	$28.84
Tangible book value per share (non-GAAP) (8)	24.16	23.92	23.85	23.45	23.26

Net Loan Charge-offs (Recoveries):
Net loan charge-offs (recoveries):
Charge-offs	$3,555	$3,363	$3,559	$3,595	$3,185
Recoveries	(155)	(29)	(53)	(324)	(23)
Net loan charge-offs	$3,400	$3,334	$3,506	$3,271	$3,162
Net loan charge-offs as a % of average loans receivable (annualized)	0.17%	0.16%	0.17%	0.16%	0.15%

Asset Quality
Nonaccrual loans	$49,860	$57,310	$51,300	$46,026	$47,438
Other real estate owned	-	-	-	-	-
Nonperforming assets	$49,860	$57,310	$51,300	$46,026	$47,438

Allowance for credit losses - loans ("ACL")	$82,403	$82,685	$82,494	$82,077	$82,869
Loans receivable	8,201,134	8,274,810	8,111,976	8,157,903	8,297,957

Nonaccrual loans as a % of loans receivable	0.61%	0.69%	0.63%	0.56%	0.57%
Nonperforming assets as a % of total assets	0.51	0.58	0.53	0.47	0.48
ACL as a % of loans receivable	1.00	1.00	1.02	1.01	1.00
ACL as a % of nonaccrual loans	165.3	144.3	160.8	178.3	174.7

(7)	Tangible common equity divided by tangible assets
(8)	Tangible common equity divided by common shares outstanding at period-end

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)

	For the Quarter Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average			Average			Average
	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Interest-earning assets:
Investment securities (1) (2)	$745,873	$6,375	3.47%	$736,131	$6,207	3.35%	$720,303	$5,794	3.24%
Loans receivable and loans held-for-sale (2) (3) (4)	8,209,014	115,883	5.73	8,103,624	118,934	5.84	8,332,828	120,592	5.82
Federal funds sold and interest- bearing deposits with banks	229,491	2,466	4.36	238,957	2,815	4.69	218,212	2,906	5.36
Restricted investment in bank stock	40,334	889	8.94	38,489	959	9.91	51,948	1,126	8.72
Total interest-earning assets	9,224,712	125,613	5.52	9,117,201	128,915	5.63	9,323,291	130,418	5.63
Allowance for loan losses	(84,027)			(83,938)			(84,005)
Noninterest-earning assets	607,920			620,183			621,467
Total assets	$9,748,605			$9,653,446			$9,860,753

Interest-bearing liabilities:
Money market deposits	1,572,287	11,287	2.91	1,642,737	12,694	3.07	1,571,640	13,191	3.38
Savings deposits	656,789	5,227	3.23	559,450	4,710	3.35	441,551	3,385	3.08
Time deposits	2,480,990	25,154	4.11	2,478,163	27,374	4.39	2,567,767	28,038	4.39
Other interest-bearing deposits	1,659,055	12,324	3.01	1,636,388	13,790	3.35	1,683,183	15,793	3.77
Total interest-bearing deposits	6,369,121	53,992	3.44	6,316,738	58,568	3.69	6,264,141	60,407	3.88

Borrowings	686,391	3,725	2.20	648,300	3,430	2.10	947,003	7,567	3.21
Subordinated debentures	79,988	1,298	6.58	79,862	1,305	6.50	79,483	1,311	6.63
Finance lease	1,210	18	6.03	1,280	19	5.91	1,483	22	5.97
Total interest-bearing liabilities	7,136,710	59,033	3.35	7,046,180	63,322	3.58	7,292,110	69,307	3.82

Noninterest-bearing demand deposits	1,305,722			1,304,699			1,254,201
Other liabilities	51,800			60,829			93,624
Total noninterest-bearing liabilities	1,357,522			1,365,528			1,347,825
Stockholders' equity	1,254,373			1,241,738			1,220,818
Total liabilities and stockholders' equity	$9,748,605			$9,653,446			$9,860,753

Net interest income (tax equivalent basis)		66,580			65,593			61,111
Net interest spread (5)			2.17%			2.05%			1.80%

Net interest margin (6)			2.93%			2.86%			2.64%

Tax equivalent adjustment		(824)			(882)			(811)
Net interest income		$65,756			$64,711			$60,300

(1)	Average balances are calculated on amortized cost.
(2)	Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3)	Includes loan fee income.
(4)	Loans include nonaccrual loans.
(5)	Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6)	Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7)	Rates are annualized.